As filed with the Securities and Exchange Commission on August 17, 2022

Registration No. 333-238300

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-3 REGISTRATION STATEMENT NO. 333-238300

UNDER THE SECURITIES ACT OF 1933

Turning Point Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	46-3826166
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

 10628 Science Center Drive, Suite 200
San Diego, California 92121
(858) 926-5251
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Kimberly M. Jablonski
Vice President and Secretary
Turning Point Therapeutics, Inc.
10628 Science Center Drive, Ste. 200
San Diego, California 92121
(858) 926-5251
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Daniel E. Wolf, P.C.
Sophia Hudson, P.C.
Jonathan L. Davis, P.C.
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
(212) 446-4800

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

 This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by Turning Point Therapeutics, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”):

●
Registration No. 333-238300, filed with the SEC on May 15, 2020, registering an indeterminate amount of (i) shares of common stock of the Company, $0.0001 par value per share (“Common Stock”), (ii) shares of preferred stock of the Company, $0.0001 par value per share (“Preferred Stock”), (iii) debt securities of the Company and (iv) warrants to purchase Common Stock, Preferred Stock and/or debt securities of the Company.

 On August 17, 2022, pursuant to the Agreement and Plan of Merger, dated as of June 2, 2022 (the “Merger Agreement”), by and among the Company, Bristol-Myers Squibb Company, a Delaware Corporation (“Bristol-Myers Squibb”), and Rhumba Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Bristol-Myers Squibb (“Purchaser”), Purchaser merged with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Bristol-Myers Squibb.

 As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings and sales of its securities pursuant to the Registration Statement and, in accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, hereby terminates the effectiveness of the Registration Statement, and removes and withdraws from registration all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment, there will be no remaining securities registered by the Company pursuant to the Registration Statement.

SIGNATURE

 Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Lawrenceville, New Jersey, on August 17, 2022.

TURNING POINT THERAPEUTICS, INC.

By:	/s/ Kimberly Jablonski
Name:	Kimberly M. Jablonski
Title:	Vice President and Secretary

 Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.